                         Questcor Pharmaceuticals, Inc.

                        Form 10-K Items 14(a) (1) and (2)


                                    Contents

Report of Ernst & Young LLP, Independent Auditors                      F-2

Audited Financial Statements (Item 14(a) (1)):

Consolidated Balance Sheets                                            F-3
Consolidated Statements of Operations                                  F-4
Consolidated Statements of Stockholders' Equity                        F-5
Consolidated Statements of Cash Flows                                  F-6
Notes to Consolidated Financial Statements                             F-8

Financial Statement Schedules (Item 14(a) (2)):                        F-28

                Report of Ernst & Young LLP, Independent Auditors


The Board of Directors and Stockholders
Questcor Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheets of Questcor Pharmaceuticals, Inc. (formerly Cypros Pharmaceutical Corporation) as of December 31, 1999 and July 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the five months ended December 31, 1999 and for each of the three years in the period ended July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Questcor Pharmaceuticals, Inc. as of December 31, 1999 and July 31, 1999 and 1998, and the results of its operations and its cash flows for the five months ended December 31, 1999 and for each of the three years in the period ended July 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                            /s/ Ernst & Young LLP


Palo Alto, California
February 14, 2000

                         QUESTCOR PHARMACEUTICALS, INC.
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                       JULY 31,
                                                                                  DECEMBER 31,   ---------------------
                                                                                      1999         1999         1998
                                                                                  ------------   --------     --------
ASSETS
Current assets:
  Cash and cash equivalents                                                         $ 10,912     $  2,509     $  3,016
  Short-term investments                                                              10,787        2,965       10,429
  Accounts receivable, net of allowance for doubtful accounts of
    $30 at December 31, 1999 and $15 and $0 at July 31, 1999
    and 1998, respectively                                                             1,889          392          517
  Inventories                                                                            176          205           83
  Prepaid expenses and other current assets                                              412          113          215
                                                                                    --------     --------     --------
    Total current assets                                                              24,176        6,184       14,260

Investments                                                                               --        1,789           --
Property and equipment
                                                                                       2,852        1,472        1,064
Goodwill and other intangibles, net
                                                                                       5,029        3,424        4,340
Other assets
                                                                                         164          271           72
                                                                                    --------     --------     --------
     Total assets                                                                   $ 32,221     $ 13,140     $ 19,736
                                                                                    ========     ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                                  $  2,444     $    498     $    551
  Accrued compensation                                                                 1,682          202          124
  Deferred revenue                                                                       167           --           --
  Accrued development costs                                                            1,579           --           --
  Other accrued liabilities                                                              773           64           16
  Current portion of long-term debt                                                      348           53           98
  Current portion of capital lease obligations                                           240          106           92
                                                                                    --------     --------     --------
     Total current liabilities                                                         7,233          923          881

Long-term debt                                                                         5,893            7           59
Capital lease obligations                                                                185          140          158
Other non-current liabilities                                                            203          156          127

Commitments
Stockholders' equity:

  Preferred stock, no par value, 7,500,000 shares authorized at December 31, 1999,
    1,000,000 shares authorized at July 31, 1999 and 1998; 2,155,715 Series A shares issued and outstanding at December 31, 1999, none issued and outstanding at July 31, 1999 and 1998, (aggregate liquidation of
    $10,000 at December 31, 1999)                                                      5,081           --           --
  Common stock, no par value, 75,000,000 shares authorized at December 31, 1999 and 30,000,000 shares authorized at July 31, 1999 and 1998, respectively;
    24,470,068 shares issued and outstanding at December 31, 1999 and 15,711,877
    shares issued and outstanding at July 31, 1999 and 1998, respectively             65,423       41,497       41,328
  Deferred compensation                                                                  (53)         (69)         (87)
  Accumulated deficit                                                                (51,724)     (29,514)     (22,730)
  Accumulated other comprehensive loss                                                   (20)          --           --
     Total stockholders' equity                                                       18,707       11,914       18,511
                                                                                    --------     --------     --------
     Total liabilities and stockholders' equity                                     $ 32,221     $ 13,140     $ 19,736
                                                                                    ========     ========     ========

See accompanying notes.

                         QUESTCOR PHARMACEUTICALS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    FIVE MONTHS ENDED DECEMBER 31,              YEARS ENDED JULY 31,
                                                    ------------------------------     ---------------------------------------
                                                        1999            1998            1999            1998            1997
                                                      --------       -----------       -------         -------         -------
                                                                     (Unaudited)
Revenue:
  Net product sales                                   $    624         $   897         $ 2,518         $ 3,446         $ 2,428
  Contract research revenue                                257              --              --              --              --
  Grant revenue                                             75              11              51             170              99
                                                      --------         -------         -------         -------         -------
Total revenues                                             956             908           2,569           3,616           2,527

Operating costs and expenses:
  Cost of product sales                                    500             271             771             771             539
  Sales and marketing                                      946             733           1,703           1,310             994
  General and administrative                             1,684             837           2,261           2,802           2,397
  Product development                                    1,266           1,053           2,438           2,521           1,967
  Discovery research                                     1,589             581           1,614           1,267           1,032
  Restructuring costs                                    1,530              --              --              --              --
  Depreciation and amortization                            574             507           1,239           1,239           1,075
  Acquired in process research and development          15,168              --              --              --              --
                                                      --------         -------         -------         -------         -------
Total operating costs and expenses                      23,257           3,982          10,026           9,910           8,004
                                                      --------         -------         -------         -------         -------

Loss from operations                                   (22,301)         (3,074)         (7,457)         (6,294)         (5,477)

Interest and other income, net                              86             300             590             809             599
Rental income, net                                           5              35              83             171              63
Amortization of discount and costs on
  mandatorily convertible notes                             --              --              --            (259)         (1,860)
                                                      --------         -------         -------         -------         -------
Net loss                                              $(22,210)        $(2,739)        $(6,784)        $(5,573)        $(6,675)
                                                      ========         =======         =======         =======         =======

Net loss per common share:
Basic and diluted                                     $  (1.22)        $ (0.17)        $ (0.43)        $ (0.37)        $ (0.54)
                                                      ========         =======         =======         =======         =======

Weighted average shares of common stock
   outstanding                                          18,240          15,712          15,712          15,187          12,303
                                                      ========         =======         =======         =======         =======

See accompanying notes.

                         Questcor Pharmaceuticals, Inc.
                Consolidated Statements of Stockholder's Equity
Five months ended December 31, 1999 and years ended July 31, 1999, 1998 and 1997
                      (in thousands, except share amounts)

                                                                                                       ACCUMULATED
                                     PREFERRED STOCK      COMMON STOCK                                    OTHER          TOTAL
                                    -----------------  -------------------    DEFERRED    ACCUMULATED  COMPREHENSIVE  STOCKHOLDERS'
                                     SHARES    AMOUNT    SHARES    AMOUNT   COMPENSATION    DEFICIT        LOSS          EQUITY
                                    ---------  ------  ----------  -------  ------------  -----------  -------------  -------------
Balances at July 31, 1996                  --  $   --  11,613,748  $23,421     $(304)       $(10,482)      $ --         $ 12,635
  Conversion of mandatorily
    convertible notes                      --      --     953,907    3,973        --              --         --            3,973
  Issuance of common stock, net of
    offering costs                         --      --   1,075,000    4,715        --              --         --            4,715
  Exercise of stock options                --      --       7,750       22        --              --         --               22
  Forfeitures of stock options             --      --          --      (53)       53              --         --               --
  Deferred compensation                    --      --          --      267      (267)             --         --               --
  Amortization of deferred
    compensation                           --      --          --       --       357              --         --              357
  Net loss                                 --      --          --       --        --          (6,675)        --           (6,675)
                                    ---------  ------  ----------  -------     -----        --------       ----         --------
Balances at July 31, 1997                  --      --  13,650,405   32,345      (161)        (17,157)        --           15,027
  Conversion of mandatorily
    convertible notes                      --      --   1,205,446    4,025        --              --         --            4,025
  Issuance of redeemable class B
    Warrants                               --      --     856,026    4,707        --              --         --            4,707
  Deferred compensation                    --      --          --      251      (251)             --         --               --
  Amortization of deferred
    compensation
                                           --      --          --       --       325              --         --              325
  Net loss                                 --      --          --       --        --          (5,573)        --           (5,573)
                                    ---------  ------  ----------  -------     -----        --------       ----         --------
Balances at July 31, 1998                  --      --  15,711,877   41,328       (87)        (22,730)        --           18,511
  Deferred compensation                    --      --          --      169      (169)             --         --               --
  Amortization of deferred
    compensation                           --      --          --       --       187              --         --              187
  Net loss                                 --      --          --       --        --          (6,784)        --           (6,784)
                                    ---------  ------  ----------  -------     -----        --------       ----         --------
Balances at July 31, 1999                  --      --  15,711,877   41,497       (69)        (29,514)        --           11,914
  Issuance of preferred stock
    in business acquisition         2,155,715   5,081          --       --        --              --         --            5,081
  Issuance of common stock in
    business acquisition                   --      --   8,735,061   18,562        --              --         --           18,562
  Issuance of stock options in
    business acquisition                   --      --          --    5,310        --              --         --            5,310
  Issuance of common stock to
    board members                          --      --      23,130       54        --              --         --               54
  Amortization of deferred
    compensation                           --      --          --       --        16              --         --               16
Comprehensive loss:
  Net unrealized loss on
    investments                            --      --          --       --        --              --        (20)             (20)
  Net loss                                 --      --          --       --        --         (22,210)        --          (22,210)
                                    ---------  ------  ----------  -------     -----        --------       ----         --------
      Total comprehensive loss             --      --          --       --        --              --         --          (22,230)
                                    ---------  ------  ----------  -------     -----        --------       ----         --------
Balances at December 31, 1999       2,155,715  $5,081  24,470,068  $65,423     $ (53)       $(51,724)      $(20)        $ 18,707
                                    =========  ======  ==========  =======     =====        ========       ====         ========

See accompanying notes

                         Questcor Pharmaceuticals, Inc.
                     Consolidated Statements of Cash Flows
                 Increase(Decrease) in Cash and Cash Equivalents
                                 (in thousands)

                                                                        FIVE MONTHS
                                                                      ENDED DECEMBER 31,           YEAR ENDED JULY 31,
                                                                    ---------------------    ---------------------------------
                                                                      1999        1998        1999        1998          1997
                                                                    --------   ----------    -------     --------     --------
                                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net loss                                                            $(22,210)    $(2,739)    $(6,784)    $ (5,573)    $ (6,675)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Amortization of deferred compensation                                   16         123         187          325          357
  Depreciation and amortization                                          661         520       1,273        1,239        1,075
  Charge for in process research and development                      15,168          --          --           --           --
  Issuance of common stock to board members                               54          --          --           --
  Amortization of discount and costs on mandatorily
     convertible notes                                                    --          --          --          259        1,860
  Deferred rent expense                                                   --          (6)         30           (3)         (16)
  Loss (gain) on the sale of equipment                                    30          (6)         (6)          --           --
  Write-off of patent                                                     --          --          --           41           --
  Changes in operating assets and liabilities, net of
  effects from acquisitions:
    Accounts receivable                                                  303         306         125         (161)        (206)
    Inventories                                                           29         (70)       (122)          10          (30)
    Prepaid expenses and other current assets                           (183)         15         102         (140)         (14)
    Accounts payable                                                    (134)       (246)        (53)         186          246
    Accrued compensation                                               1,217          --          --           --           --
    Deferred revenue                                                    (239)         --          --           --           --
    Accrued development costs                                            (36)         --          --           --           --
    Other accrued liabilities                                            380          23         124          (87)         (57)
                                                                    --------     -------     -------     --------     --------
Net cash flows used in operating activities                           (4,944)     (2,080)     (5,124)      (3,904)      (3,460)

INVESTING ACTIVITIES
Purchase of short-term investments                                      (909)     (2,308)     (1,148)     (12,481)     (18,980)
Proceeds from the maturity of short-term investments                   2,292       5,140       6,821       11,518       16,443
Proceeds from the sale of short-term investments                       2,667          --          --           --           --
Net cash from RiboGene acquisition                                     9,258          --          --           --           --
Investment in purchased technology                                        --          --          --           --       (2,014)
Installment payment for purchased technology                              --          --          --       (1,272)        (200)
Purchase of property, equipment and leasehold
  improvements                                                          (100)       (139)       (651)        (587)        (240)
Proceeds from the sale of equipment                                       --          11          11           --           --
Increase in licenses and patents                                          --         (10)        (14)         (97)         (82)
Decrease in deposits and other assets                                    269          21        (198)          23           21
                                                                    --------     -------     -------     --------     --------
Net cash flows provided by (used in) investing activities             13,477       2,715       4,820       (2,896)      (5,052)

FINANCING ACTIVITIES
Issuance of common stock, net                                             --          --          --        4,708        4,736
Cash paid for repurchase of manditorily convertible notes                 --          --          --           (2)          --
Issuance of long-term debt                                                --           4          --          209
Issuance of capital leases                                                --         100
Issuance of long term liabilities                                         --          --          --           --           --
Repayment of long-term debt                                              (71)        (52)        (95)         (94)         (99)
Repayments of capital leases/obligations                                 (59)        (39)       (108)        (106)         (93)
                                                                    --------     -------     -------     --------     --------
Net cash flows (used in) provided by financing activities               (130)         13        (203)       4,715        4,544
                                                                    --------     -------     -------     --------     --------
Increase (decrease) in cash and cash equivalents                       8,403         648        (507)      (2,085)      (3,968)

                         Questcor Pharmaceuticals, Inc.
                     Consolidated Statements of Cash Flows

Cash and cash equivalents at beginning of period                       2,509       3,016       3,016        5,101        9,069
                                                                    --------     -------     -------     --------     --------
Cash and cash equivalents at end of period                          $ 10,912     $ 3,664     $ 2,509     $  3,016     $  5,101
                                                                    ========     =======     =======     ========     ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest                                              $     11     $    23     $    47     $    132     $    124
                                                                    ========     =======     =======     ========     ========
NONCASH INVESTING AND FINANCING ACTIVITIES:
Mandatorily convertible notes                                      $      --     $    --     $    --     $  4,026     $  3,973
                                                                    ========     =======     =======     ========     ========
Equipment financed under capital leases                            $      --     $    --     $   104     $    101     $     80
                                                                    ========     =======     =======     ========     ========
Purchased asset obligation                                         $      --     $    --     $    --     $     --     $  1,200
                                                                    ========     =======     =======     ========     ========

CASH FLOW FOR ACQUISTION OF RIBOGENE

Tangible assets acquired (net of $10,324 cash received)            $  2,417
Acquired in process research and development                         15,168
Goodwill and other intangibles                                        2,110
Common stock issued                                                 (18,562)
Preferred stock issued                                               (5,081)
Stock issued                                                         (5,310)
                                                                   ---------
Cash received for acquisition (net of $1,066 acquisition costs)    $ (9,258)
                                                                   =========

See accompanying notes

                         Questcor Pharmaceuticals, Inc.
                   Notes to Consolidated Financial Statements


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS ACTIVITY

Questcor Pharmaceuticals, Inc., formerly Cypros Pharmaceutical Corporation, (the "Company") was incorporated in California in 1990. The Company develops and markets acute-care, hospital-based products. The Company is currently marketing three products, Ethamolin(R), Glofil and Inulin, expects to launch two burn and wound care products using the Company's Dermaflo(R) technology within the next year and is developing three drugs, Cordox(TM), Ceresine(TM) and Emitasol(TM). In addition, the Company is manufacturing and selling to NutraMax Products, Inc. ("NutraMax") its topical triple antibiotic wound product in rolled stock for conversion by NutraMax into finished adhesive strips and patches for distribution into the over-the-counter market. The Company is conducting a Phase III clinical trial of Cordox in sickle cell anemia crisis patients, as well as a Phase III clinical trial of Emitasol in diabetic gastroparesis through its strategic partner, Roberts Pharmaceutical Corporation, a subsidiary of Shire Pharmaceuticals, Inc.

In conjunction with the acquisition of RiboGene, Inc. ("RiboGene"), the Company changed its fiscal year end from July 31 to December 31. RiboGene had operated using a fiscal year ending December 31.

The Company has sustained operating losses since inception and expects such losses to continue as it furthers its product development programs. From inception to December 31, 1999, the Company incurred cumulative net losses of approximately $51.7 million. The Company will need to obtain additional funds from outside sources to fund operating expenses and pursue regulatory approvals for its products under development. Management believes that sufficient funds are available to support planned operations into the first quarter of 2001. The Company may seek to fund its operations thereafter through collaborative arrangements and through public or private financings, including debt or equity financings.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates.

CASH EQUIVALENTS AND INVESTMENTS

The Company considers highly liquid investments with maturities from the date of purchase of three months or less to be cash equivalents.

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)

1.   Organization and Summary of Significant Accounting Policies (continued)

The Company determines the appropriate classification of investment securities at the time of purchase and reaffirms such designation as of each balance sheet date. The Company had previously classified certain of its investments in marketable securities as held to maturity. Upon the merger with RiboGene, the Company re-evaluated its classification policy and changed the classification of $1.8 million of securities to be available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, if any, reported in a separate component of stockholders' equity. Held-to-maturity investments were carried at cost, adjusted for amortization of premiums and accretion of dividends. The cost of securities sold is based on the specific identification method. Realized gains and losses, if any, are included in the statement of operations, in interest and other income, net.

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK

Financial instruments which subject the Company to potential credit risk consist of cash, cash equivalents, short-term investments and accounts receivable. The company invests its cash in high credit quality government and corporate debt instruments and believes the financial risks associated with these instruments are minimal. The Company extends credit to its customers, primarily hospitals and large pharmaceutical companies conducting clinical research, in connection with its product sales. The Company has not experienced significant credit losses on its customer accounts. Three customers individually accounted for 24%, 17% and 14% of sales for the five months ended December 31, 1999. Two customers individually accounted for 23% and 21% of sales, 23% and 12% of sales, and 23% and 13% of sales for the years ended July 31, 1999, 1998 and 1997, respectively. The percentages above comprise of different customers for each year.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out method) or market value.

DEPRECIATION AND AMORTIZATION

Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets (generally five years) using the straight-line method. Leasehold improvements are amortized over the lesser of the estimated useful lives (seven years) or the remaining term of the lease.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill was generated from the merger with RiboGene and is being amortized on a straight-line basis over three years. Other intangible assets consist of the assembled workforce, purchased technology and license and patent costs. Purchased technology associated with the acquisitions of Glofil, Inulin and Ethamolin is stated at cost and amortized over the estimated sales life of the product (seven years). The assembled workforce and purchased technology acquired from the merger with RiboGene are amortized on a straight line basis over the period estimated to be benefited (three years). License and patent costs are amortized over the estimated economic lives (generally six years) commencing at the time the license rights are granted or the patents are issued.

ACCOUNTING STANDARD ON IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company regularly evaluates its long-lived assets for indicators of possible impairment. To date, no such indicators have been identified.

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Revenues from product sales of Ethamolin and whole vials of Glofil and Inulin are recognized upon shipment, net of allowances. Revenues from Glofil unit dose sales are recognized upon receipt by the Company of monthly sales reports from its third-party distributor. The Company is not obligated to accept returns of products sold that have reached their expiration date. Revenues from NutraMax Products are recorded upon customer acceptance.

Revenue earned under collaborative research agreements is recognized as the related services are performed and research expenses are incurred. Amounts received in advance of services to be performed are recorded as deferred revenue until the related expenses are incurred. Non-refundable milestone payments, which do not require the Company to perform additional services, are recognized as revenue in the period earned.

The Company has received government grants which support the Company's research effort in specific research projects. These grants generally provide for reimbursement of approved costs incurred as defined in the various awards.

NET LOSS PER SHARE

Under SFAS No. 128, Earnings Per Share, basic and diluted loss per share is based on net loss for the relevant period, divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share gives effect to all potential dilutive common shares outstanding during the period such as options, warrants, convertible preferred stock, and contingently issuable shares. Diluted net loss per share has not been presented separately as, due to the Company's net loss position, it is anti-dilutive. Had the Company been in a net income position at December 31, 1999, shares used in calculating diluted earnings per share would have included the dilutive effect of an additional 5,188,914 stock options, 2,155,715 preferred shares, placement unit options for 986,898 shares and 977,207 warrants. For the years ended July 31, 1999, 1998, and 1997, an aggregate of 2,268,686, 1,892,489, and 2,294,462 stock options and warrants would have been included in the diluted net loss per share calculation.

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK COMPENSATION

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

For equity awards to non-employees, including lenders and lessors, the Company applies the Black-Scholes method to determine the fair value of such instruments. The options and warrants granted to non employees are re-measured as they vest and the resulting value is recognized as expense over the period of services received or the term of the related financing.

COMPREHENSIVE INCOME

SFAS No. 130, "Reporting Comprehensive Income" established standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Company provides the required disclosure in the Statements of Changes in Stockholders' Equity.

SEGMENT INFORMATION

Effective August 1, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 131 redefines segments and requires companies to report financial and descriptive information about their operating segments. The Company has determined that it operates in one business segment and therefore the adoption of SFAS 131 does not affect the Company's financial statements.

Product sales revenue consists of the following (in thousands):


                    Five Months
                       Ended          For the year ended July 31,
                    December 31,   ----------------------------------
                       1999         1999          1998          1997
                    ------------   ------        ------        ------
Ethamolin              $319        $1,522        $2,162        $  900
Inulin                   19           208           237           421
Glofil                  251           621         1,047         1,107
Neoflo                   35           167            --            --
                       ----        ------        ------        ------
                       $624        $2,518        $3,446        $2,428
                       ====        ======        ======        ======

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board Issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company has determined that the adoption of SFAS 133, which will be effective for the year ending December 2001, will have no impact on its financial statements.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition", which provides guidance on the recognition, presentation and disclosure in the financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the Company's revenue recognition policy is in compliance with the provisions of SAB 101 and the impact of SAB 101 will have no material affect on its financial position or results of operations.


RECLASSIFICATIONS

Certain amounts in the prior years' financial statements have been reclassified to conform with the presentation for the five months ended December 31, 1999.

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


2. ACQUISITIONS

On November 4, 1996, the Company acquired the New Drug Application, the U.S. trademark for Ethamolin Injection and the finished goods inventory on hand at closing from Schwarz Pharma, Inc., a Delaware corporation. The total purchase price was $3.3 million, of which the Company paid $2.1 million in cash and issued a $1.2 million, 8% note which was paid in full during fiscal year 1998.

The acquisition was accounted for using the purchase method and, accordingly, the financial statements include the operations of the acquired business from the date of acquisition. The purchase price was allocated primarily to purchased technology. The following unaudited pro forma data reflects the combined results of operations of the Company as if the Ethamolin acquisition had occurred on August 1, 1996 (in thousands):

                                                        YEAR ENDED
                                                       JULY 31, 1997
                                                       -------------
Net sales                                                 $ 2,753
Net loss                                                   (6,395)
Net loss per share                                          (0.52)

On November 17, 1999 the Company completed its merger with RiboGene. The Company issued 8,735,061 shares of its common stock and 2,155,715 shares of its preferred stock, valued at $18.6 million and $5.1 million, respectively. In addition, the Company assumed RiboGene's outstanding stock options and warrants, valued at $5.3 million, and incurred transaction and other costs of approximately $1.0 million. The transaction was accounted for under the purchase method of accounting. Accordingly, the assets and liabilities of RiboGene are included in the consolidated balance sheet at December 31, 1999. The results of operations of RiboGene are included in the consolidated statement of operations from the acquisition date.

The purchase price was allocated based upon the estimated fair value of the assets acquired as follows (in thousands):

 In process research and development               $15,168
 Net tangible assets acquired                       12,742
 Goodwill                                            1,023
 Developed technology                                  470
 Assembled workforce                                   616
                                                   -------
                                                   $30,019
                                                   =======

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


2. ACQUISITIONS (CONTINUED)

The Company calculated amounts allocated to in-process research and development using established valuation techniques in the pharmaceutical industry, and expensed such amounts in the quarter the acquisition was consummated because technological feasibility of the in-process technologies so acquired had not been achieved and no alternative future uses had been established. The Company computed its valuation of purchased in-process research and development using a discounted cash flow analysis on the anticipated income stream to be generated by the purchased technologies. In process research and development represents the estimated value of Emitasol which is currently being tested in a Phase III clinical trial.

In addition to in-process research and development, the excess purchase price over the estimated value of the net tangible assets acquired was allocated to developed technology, assembled work force and goodwill. The value assigned to developed technology was based upon future discounted cash flows related to the projected income streams from sales of Emitasol in a particular country where the drug has received regulatory approval. The value of the assembled workforces was based upon the cost to replace those work forces. Amounts allocated to goodwill and other intangibles are amortized on a straight-line basis over a three year period.

The following summary unaudited proforma information shows the proforma combined results of Questcor and RiboGene for the five months ended December 31, 1999 and for the years ended July 31, 1999 and 1998, as if the RiboGene acquisition had occurred on August 1, 1997 at the purchase price established in December 1999. Accordingly, the results are not necessarily indicative of those which would have occurred had the acquisition actually been made on August 1, 1997 or of future operations of the combined companies. The following net loss and loss per share amounts have been adjusted to exclude the write-off of acquired in process research and development of $15.2 million and include the goodwill and other intangible amortization of $293,000 for the five months ended December 31, 1999 and $703,000 for each of the years ended July 31, 1999 and July 31, 1998, respectively.

(in thousands except per share amounts)


                                          Five months ended          Year ended July 31,
                                             December 31         ---------------------------
                                                1999               1999              1998
                                          -----------------      ---------         ---------
Net revenue                                   $1,698             $  4,948          $  6,797
Net loss                                     (12,746)             (18,366)          (18,979)
Basic and diluted net loss per share           (0.52)               (0.75)            (0.79)

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


2. ACQUISITION (CONTINUED)

As a result of the RiboGene acquisition, the Company incurred restructuring costs of $1.5 million that consisted primarily of employee severance costs, of which $594,000 was accrued at December 31, 1999 and paid in the first quarter of 2000. Employee severance costs relate to the termination of approximately 20 former Cypros Pharmaceutical's employees in the general and administrative, research and development, clinical and regulatory, and sales and marketing departments following the merger with RiboGene.

3. DEVELOPMENT AND COLLABORATION AGREEMENTS

In January 1998, RiboGene entered into a collaboration with Dainippon for two of its targets in the antibacterial program. As part of the collaboration, Dainippon agreed to provide research support payments over three years, and fund additional research and development at Dainippon. Following the merger with RiboGene, the Company recognized approximately $240,000 of research revenue related to this agreement. Collaborative research payments from Dainippon are non-refundable.

In January 2000, the Company modified its existing agreement with Dainippon. In exchange for a $2.0 million cash payment and potential future milestone and royalty payments, the Company has granted an exclusive, world-wide license to Dainippon to use the Company's ppGpp Degradase and Peptide Deformylase technology for the research, development and commercialization of pharmaceutical products. The Company has retained the right to co-promote, in Europe and the United States, certain products resulting from the arrangement. The Company will be entitled to receive milestone payments upon the achievement of clinical and regulatory milestones in the amount of $5.0 million in Japan and $5.0 million in one other major market. Additionally, the Company will receive a royalty on net sales that will range from 5% to 10%, depending on sales volume and territory. Both companies have agreed to terminate the antibacterial research collaboration that was established in January 1998 between the two companies. The original agreement anticipated a third year of research collaboration between the two firms. Hence, all drug discovery efforts at the Company will cease and will be transferred to Dainippon in Osaka, Japan.

As a result of the merger with RiboGene, the Company assumed an option and license agreement entered into with Roberts Pharmaceutical Corporation, a subsidiary of Shire Pharmaceuticals Ltd, ("Roberts") in July 1998 for the development of Emitasol, an intranasally administered drug being developed for the treatment of diabetic gastroparesis and for the prevention of delayed onset emesis.

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


3. DEVELOPMENT AND COLLABORATION AGREEMENTS (CONTINUED)

Under the terms of the option and license agreement, Roberts will conduct clinical trials using Emitasol and, if those are successful, submit a New Drug Application ("NDA") for Emitasol. If FDA regulatory approval is obtained, Roberts will have 60 days to exercise an exclusive option for a license to market Emitasol in North America. Roberts has agreed to make a payment to the Company of up to $10.0 million upon the exercise of the option and to pay a royalty on product sales. The Company will provide up to $7.0 million in funding for the development of Emitasol through completion of Phase III trials and the submission of an NDA, with the balance, if any, provided by Roberts. Accumulated payments made to Roberts amounted to $1.3 million through December 31, 1999. Roberts also holds all 2,155,715 outstanding shares of the Company's Series A preferred stock which it originally acquired from RiboGene for a payment of $10 million.

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


3. DEVELOPMENT AND COLLABORATION AGREEMENTS (CONTINUED)

The Company has licenses to various patents for Cordox and Ceresine, its two clinical development programs, for the remaining term of the patents. The license agreements require payments of cash, warrants or the issuance of stock options to the licensers upon accomplishment of various milestones and the payment of royalties to the licensers upon the commercial sale of products incorporating the licensed compound. The only remaining development milestone under these agreements is the requirement that the Company pay the licensor of Cordox $250,000 upon the filing of a New Drug Application with the Food and Drug Administration for the approval to market that compound. In the event milestone or royalty payments to the licensor of Cordox are not made by the Company within specified time periods, that licensor may elect to terminate the license agreement and all rights thereunder. Such a termination could have a significant adverse impact upon the Company.

4. INVESTMENTS

Following is a summary of investments, at fair value, based on quoted market prices for these investments (in thousands):

                                                                             July 31,
                                                 DECEMBER 31,       --------------------------
                                                     1999             1999             1998
                                                 ------------       ---------        ---------
Money market funds                                 $  4,364         $  2,285         $  2,656
Certificates of deposit                               5,226               --               --
U.S. government obligations                              --               --              495
Corporate debt securities                            10,787            4,753            9,934
                                                   --------         --------         --------
                                                     20,377            7,038           13,085
Less amounts classified as cash equivalents          (9,590)          (2,284)          (2,656)
Less non current investment                              --           (1,789)              --
                                                   --------         --------         --------
Short-term investments                             $ 10,787         $  2,965         $ 10,429
                                                   ========         ========         ========


At December 31, 1999 and July 31, 1999 and 1998, the differences between the fair value and the amortized cost was insignificant.

Of the above-referenced December 31, 1999 investments, $10.3 million matures at various dates through December 31, 2000. $487,000 will mature on August 6, 2001.

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


5. INVENTORIES

Inventories consist of the following (in thousands):

                                                          July 31,
                                 DECEMBER 31,      ----------------------
                                     1999            1999          1998
                                 ------------      --------      --------
Raw materials                       $ 91            $  69           $ 2
Finished goods                        85              136            81
                                     ---            -----           ---
                                    $176             $205           $83
                                     ===            =====           ===

6. PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

                                                                               July 31,
                                                      DECEMBER 31,      ----------------------
                                                          1999            1999          1998
                                                      ------------      --------      --------
Laboratory equipment                                    $ 1,708         $ 1,004        $  757
Office equipment, furniture and fixtures                  1,440             754           783
Leasehold improvements                                      882             869           354
                                                        -------         -------        ------
                                                          4,030           2,627         1,894
Less accumulated depreciation and amortization           (1,178)         (1,155)         (830)
                                                        -------         -------        -------
                                                        $ 2,852          $1,472        $1,064
                                                        =======          ======        =======

Depreciation and amortization expense totaled $156,000 for the five months ended December 31, 1999 and $325,000 and $300,000 for the years ended July 31, 1999 and July 31, 1998, respectively.

7. GOODWILL AND OTHER INTANGIBLES

Goodwill and other intangibles consist of the following (in thousands):

                                                            July 31,
                                   DECEMBER 31,      ------------------------
                                      1999             1999            1998
                                   ------------      --------        --------
Goodwill                             $ 1,023         $    --         $    --
Purchased technology                   6,751           6,282           6,282
Assembled workforce                      616              --              --
Licenses and patents                     352             351             336
                                     -------         -------         -------
                                       8,742           6,633           6,618
Less accumulated amortization         (3,713)         (3,209)         (2,278)
                                     -------         -------         -------
                                     $ 5,029         $ 3,424         $ 4,340
                                     =======         =======         =======

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


8. LONG-TERM DEBT

Long-term debt consists of the following (in thousands):

                                                                             July 31,
                                                     DECEMBER 31,     ----------------------
                                                         1999          1999          1998
                                                     ------------     --------      --------
Note payable to a bank due December 2001,
  collateralized by a security interest
  in all unencumbered assets of the Company,
  bearing interest at 9.5%                            $ 5,000         $  --         $  --

Note payable for equipment financing due 2001,
  collateralized by the underlying equipment,
  bearing interest at 12.24%                            1,037            --            --

Note payable to a pharmaceutical company
  repaid November 1999                                     --            49           142

Other                                                     204            11            15
                                                      -------         -----         -----
                                                        6,241            60           157
Less current portion                                     (348)          (53)          (98)
                                                      -------         -----         -----
Total                                                 $ 5,893         $   7         $  59
                                                      =======         =====         =====

The cost of equipment specifically pledged under these agreements total $1.7 million at December 31, 1999 and $234,000 and $234,000 at July 31, 1999 and 1998, respectively.

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


8. LONG-TERM DEBT (CONTINUED)

In December 1998, RiboGene borrowed $5.0 million pursuant to a long-term note payable to a bank. The note requires monthly interest only payments at prime plus 1.0%. The rate at December 31, 1999 was 9.5%. The principal is due at the end of the three-year term. The loan is collateralized by a perfected security interest in all the unencumbered assets of the Company and requires that the Company maintain depository accounts with the bank with a minimum of $5.0 million. The Company is also required to comply with financial covenants based on certain ratios. At December 31, 1999, the Company was in compliance with all required covenants.

The fair value of notes payable is estimated based on current interest rates available to the Company for debt instruments of similar terms, degrees of risk and remaining maturities. The carrying value of these obligations approximate their respective fair values as of December 31, 1999 and July 31, 1999 and 1998.

9. COMMITMENTS

LEASES

The Company leases its office, research facilities under operating lease agreements and certain equipment under capital lease agreements, the terms of which range from 3 years to 15 years. Minimum future obligations under both operating and capital leases as of December 31, 1999 are as follows (in thousands):

                                                    OPERATING      CAPITAL
                                                      LEASES       LEASES
                                                    ---------      -------
2000                                                 $ 1,222         $317
2001                                                   1,257           93
2002                                                     934           60
2003                                                     907            1
2004                                                     834           --
Thereafter                                             6,548           --
                                                     -------         ----
                                                     $11,702          471
                                                     =======
Less amounts representing interest                                    (46)
                                                                     ----
Present value of  minimum lease payments                              425
Current portion of capital lease obligations                         (240)
                                                                     ----
Long-term capital lease obligations                                  $185
                                                                     ====

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


9. COMMITMENTS (CONTINUED)

The net book value of the equipment acquired under capital leases totaled $193,000 (net of accumulated amortization of $445,000) at December 31, 1999 and $215,000 and $225,000 (net of accumulated amortization of $402,000 and $289,000) at July 31, 1999 and July 31, 1998, respectively.

Rent expense totaled $313,000 for the five months ended December 31, 1999 and $509,000, $445,000 and $421,000 for the years ended, July 31, 1999, July 31,
1998 and July 31, 1997, respectively. Rent expense comprises the cost associated with four buildings leased by the Company: its current headquarters located in Hayward, California, its former headquarters in Carlsbad, California, and a production facility in Lee's Summit, Missouri. In April 1996, the Company subleased its original headquarters for the remainder of the original lease term plus an additional 36 month option. Net sublease income, is not included in the table above, but totaled $5,000 for the five months ended December 31, 1999 and $83,000, $171,000, $63,000 for the years ended July 31, 1999, July 31, 1998, and
July 31, 1997, respectively. In the above table, minimum lease payments have not been reduced by minimum sublease income of approximately $216,000, $216,000, $216,000 and $144,000 in years ended December 31, 2000, 2001, 2002, and 2003, respectively.


MANDATORILY CONVERTIBLE NOTES

During 1996, the Company issued $8.0 million in principal amount of non-interest bearing mandatorily convertible notes. The Notes were convertible at the option of the investors into shares of the Company's common stock at various dates from January 31, 1997 through July 31, 1999. The Notes were all converted at various dates through July 31, 1998, except for $2,000 which was paid in cash.

10. STOCKHOLDERS' EQUITY

PREFERRED STOCK

The Company has authorized 7,500,000 shares of convertible preferred stock. As of December 31, 1999, 2,155,715 shares were issued and outstanding pursuant to a stock purchase agreement with Roberts Pharmaceutical Corporation (see note 3). At July 31, 1999 and 1998, no such shares were issued or outstanding.

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


10. STOCKHOLDERS' EQUITY (CONTINUED)

PLACEMENT AGENT UNIT OPTIONS

As part of the acquisition of RiboGene, the Company assumed placement agent options from a 1997 offering of preferred stock by RiboGene. At December 31, 1999, options to purchase 986,898 shares of common stock and 61,475 Class A warrants were outstanding at an aggregate exercise price of approximately $788,000. The Class A warrants have an exercise price of $4.64 per share.

WARRANTS

The Company had outstanding warrants at December 31, 1999, which were assumed in the merger with RiboGene as follows:

                                                        WEIGHTED          WEIGHTED
                                                        AVERAGE           AVERAGE
                                                        EXERCISE         REMAINING
                                                         PRICE          CONTRACTUAL
                                                      PER SHARE OF         LIFE
                                         SHARES       COMMON STOCK       (IN YEARS)
                                         -------      ------------      -----------
Class A common stock warrants            245,917         $4.64              4.5

Other common stock warrants              669,815         $3.11              3.6
                                         -------
Total                                    915,732         $3.32              3.8
                                         =======

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


10. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLANS

For certain options granted in the years ended July 31, 1999, 1998 and 1997, the Company recorded deferred stock compensation of $169,000, $251,000, and $267,000, respectively. For the five months ended December 31, 1999 and the years ended July 31, 1999, 1998 and 1997, the Company recorded amortization of deferred stock compensation of $16,000, $187,000, $325,000, and $357,000, respectively. As of December 31, 1999 the Company had $53,000 of remaining unamortized deferred compensation. This amount is included as a deduction of stockholders' equity and is being amortized over the vesting period of the underlying options.

Pro forma information regarding net loss and loss per share is required by SFAS 123, and has been determined as if the Company has accounted for its employee stock options under the fair value method set forth in SFAS 123. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a single reliable measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

The weighted-average fair value of granted options was $2.70, $2.14, $3.74, and $3.40 for the five months ended December 31, 1999 and the years ended July 31, 1999, 1998 and 1997, respectively. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model and a graded-vesting approach using the following weighted-average assumptions for the five months ended December 31, 1999 and the years ended July 31, 1999, 1998, and 1997, respectively: risk-free interest rate of 6.0%, weighted-average expected option life of 8 years; volatility of 85%, 85%, 79% and 84% and no dividends.

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


10. STOCKHOLDERS' EQUITY (CONTINUED)

The Company's pro forma net loss was $22.9 million, $10.5 million, $6.8 million and $7.7 million for the five months ended December 31, 1999 and the years ended July 31, 1999, 1998 and 1997, respectively. The Company's pro forma net loss per share was $1.26 and $0.67, $0.45, and $0.63 for the five months ended December 31, 1999 and the years ended July 31, 1999, 1998 and 1997, respectively. Future pro forma results of operations may be materially different from amounts reported as future years will include the effects of additional stock option grants.

As of December 31, 1999, 7,500,000 shares of common stock were reserved for issuance under the 1992 Stock Option Plan (the "1992 Plan"). The 1992 Plan provides for the grant of incentive and nonstatutory stock options with various vesting periods, generally four years, to employees, directors and consultants. The exercise price of incentive stock options must equal at least the fair market value on the date of grant, and the exercise price of nonstatutory stock options may be no less than 85% of the fair market value on the date of grant. The maximum term of options granted under the 1992 Plan is ten years.

As of December 31, 1999, 750,000 shares of common stock were reserved for issuance under the Directors' Equity Incentive Plan (the "Director's Plan"). The Director's Plan provides for the granting of 25,000 options to purchase common stock upon appointment as a non-employee director, an additional 10,000 options each January thereafter upon reappointment, and a payment of $2,000 for each board meeting attended. Options vest over four years. The exercise price of the options is 85% of the fair market value on the date of grant. The maximum term of options granted under the 1993 Plan is ten years.

Beginning in the 5 month period ended December 31, 1999, the Company began paying the bonus in shares of common stock ("stock bonus"). The number of shares of common stock issued with each Stock Bonus is equal to $2,000 divided by the ten-day average of the closing sales price for the common stock as quoted on the American Stock Exchange for the ten trading days immediately preceding the date of the board meeting at which the Stock Bonus is earned. Stock Bonuses are 100% vested on the date of the grant. The Company recognized $54,000 of expense related to stock bonuses for the five months ended December 31, 1999.

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


10. STOCKHOLDERS' EQUITY (CONTINUED)

The following table summarizes stock option activity under the 1992 and 1993
Plans:

                                       OPTIONS       WEIGHTED AVERAGE
                                     OUTSTANDING      EXERCISE PRICE
                                     -----------     ----------------
Balance at July 31, 1996              1,355,812           $4.21
     Granted                            309,499           $4.33
     Exercised                           (7,750)          $2.83
     Canceled                          (219,125)          $4.47
                                      ---------
Balance at July 31, 1997              1,438,436           $4.25
     Granted                            749,700           $4.85
     Canceled                          (295,647)          $5.08
                                      ---------
Balance at July 31, 1998              1,892,489           $4.36
     Granted                            570,550           $2.78
     Canceled                          (194,353)          $3.44
                                      ---------
Balance at July 31, 1999              2,268,686           $3.94
     Granted                          3,003,791           $1.27
     Canceled                           (83,563)          $2.48
                                      ---------
Balance at December 31, 1999          5,188,914           $2.70
                                      ---------

Options granted in 1999 include options granted at the close of the merger to former employees of RiboGene in exchange for their RiboGene options.

At December 31, 1999, options to purchase 2,552,294 shares of common stock were exercisable and there were 3,061,086 shares available for future grant under both plans.

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


10. STOCKHOLDERS' EQUITY (CONTINUED)

Exercise prices and weighted average remaining contractual life for the options outstanding as of July 31, 1999 are as follows:

                       OPTIONS OUTSTANDING                                             OPTIONS EXERCISABLE
---------------------------------------------------------------------------     ----------------------------------
                                       WEIGHTED AVERAGE
RANGE OF               NUMBER             REMAINING        WEIGHTED AVERAGE        NUMBER         WEIGHTED AVERAGE
EXERCISE PRICE       OUTSTANDING       CONTRACTUAL LIFE     EXERCISE PRICE       EXERCISABLE       EXERCISE PRICE
--------------       -----------       ----------------    ----------------      -----------      ----------------
$1.08-$1.08              60,360             9.58                 $1.08                    --               --
$1.24-$1.25           1,381,409             9.87                 $1.25                   630            $1.25
$1.29-$1.57             562,440             7.57                 $1.51               332,619            $1.50
$1.66-$2.00             519,893             8.95                 $1.69               166,284            $1.71
$2.09-$2.88             616,015             7.53                 $2.44               504,989            $2.45
$3.00-$3.73             809,648             6.78                 $3.53               501,609            $3.45
$3.75-$5.00             547,417             5.36                 $4.27               506,620            $4.27
$5.13-$5.50             623,500             6.34                 $5.25               472,041            $5.29
$5.63-$7.86              64,999             3.93                 $6.71                64,269            $6.72
$20.88-$20.88             3,233             6.72                $20.88                 3,233           $20.88
                      ---------                                                    ---------
                      5,188,914            7.79                 $2.70              2,552,294
                      =========                                                    =========

RESERVED SHARES

The Company has reserved shares of common stock for future issuance as follows:

                                                                   December 31,
                                                                       1999
                                                                   ------------
Outstanding options                                                  5,188,914
Convertible preferred stock issued and outstanding                   2,155,715
Placement agent unit options                                           986,898
Class A warrants (including Class A warrants underlying
  Placement Agent Unit Options)                                        307,392
Common stock warrants                                                  669,815
Reserved for future grant or sale under option plans                 3,061,086
                                                                    -----------
                                                                    12,369,820
                                                                    ===========

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


11. INCOME TAXES

As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $76.6 million and $16.2 million, respectively. The Company also had federal and California research and development tax credit carryforwards of approximately $1.6 million and $600,000. The federal and state net operating loss and credit carryforwards will expire at various dates beginning in the year 2000 through 2019, if not utilized.

Utilization of the federal and state net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes are as follows (in thousands):

                                                                                      July 31,
                                                       December 31,         --------------------------
                                                          1999               1999               1998
                                                       ------------         --------           -------
Deferred tax liabilities:
  Goodwill and purchased intangibles                     $    800           $     54           $   267
                                                         --------           --------           -------
Deferred tax assets:
  Net operating loss carryforwards                       $ 27,000           $  8,351           $ 6,439

  Research and development credits                          2,200              1,115               836
  Capitalized research and development expenses             2,400                735               569
  Acquired research and development                         1,100                 --                --
  Other, net                                                  700                 93                53
                                                         --------           --------           -------
Total deferred tax assets                                  33,400             10,294             7,897
Valuation allowance                                       (32,600)           (10,240)           (7,630)
                                                         --------           --------           -------
Net deferred taxes                                       $     --           $     --           $    --
                                                         ========           ========           =======

        Due to the Company's lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $2.6 million and $1.2 million during the years ended July 31, 1998 and 1997, respectively.

                         Questcor Pharmaceuticals, Inc.
             Notes to Consolidated Financial Statements (continued)


12. LEGAL PROCEEDINGS

In July 1998, the Company was served with a complaint in the United States Bankruptcy Court for the Southern District of New York by the Trustee for the liquidation of the business of A. R. Baron & Co., Inc. ("A. R. Baron") and the Trustee of The Baron Group, Inc. (the "Baron Group"), the parent of A. R. Baron. The complaint alleges that A. R. Baron and the Baron Group made certain preferential or fraudulent transfers of funds to the Company prior to the commencement of bankruptcy proceedings involving A. R. Baron and the Baron Group. The Trustee is seeking return of the funds totaling $3.2 million. The Company believes that the Trustee's claims are unfounded and is contesting the allegations in the complaint vigorously. The Company contends that the transfers challenged by the Trustee related to (i) the exercise by A. R. Baron in 1995 of unit purchase options issued to it in 1992 as part of its negotiated compensation for underwriting the Company's initial public offering and (ii) the repayment by the Baron Group of the principal and interest (at 12% per annum) payments and certain loan extension fees related to certain collateralized loans made to it by the Company in 1995 and 1996. The ultimate outcome of these matters is uncertain.

FINANCIAL STATEMENT SCHEDULES (ITEM 14(a)(2))

SCHEDULE II

                         QUESTCOR PHARMACEUTICALS, INC.
                 Consolidated Valuation and Qualifying Accounts
Five months ended December 31, 1999 and years ended July 31, 1999, July 31, 1998 and July 31, 1997


                              Balance at   Additions    Deductions
                              Beginning    Charged to      and       Balance at
                                Period      Income      Write-offs     Period
                             -----------  -----------  -----------  ------------

(in thousands)

Reserves for uncollectible
  and sales returns and
  allowances

December 31, 1999             $       15  $       15   $        --   $        30

July 31, 1999                 $       --  $       16   $         1   $        15

July 31, 1998                 $       --  $       --   $        --   $        --

July 31, 1997                 $       --  $       --   $        --   $        --



All other financial statement schedules are omitted because the information described therein is not applicable, not required or is furnished in the financial statements or notes thereto.